Exhibit 10.15

Westcott Products Corporation

112 Loraine South

Suite 266

Midland, Texas 79701

June 4, 2014

Clarence Cottman III

1010 10th Street

Golden, CO  80401

Re:

Non-Executive Letter of Appointment (the “Letter”)

Dear Mr. Cottman,

I am delighted that you have accepted our invitation to be appointed as a non-executive director of Westcott Products Corporation (the “Company”).  I am writing to set out the terms on which your appointment as a non-executive director of the Company will operate.

1.

Appointment, Duties, and Responsibilities

As a non-executive, you should bring an independent and objective judgment to bear on issues of strategy, performance, and resources of the Company, including key appointments and standards of conduct.  You will hold your office in accordance with the Company’s Articles of Incorporation and Bylaws (the “Articles”), and, in particular, your appointment is subject to any provisions in the Articles dealing with retirement of directors by rotation and vacation of directors in certain circumstances.  Nothing in this Letter shall be taken to exclude or vary the terms of the Articles, as they apply to you as a non-executive director of the Company.  You should attend monthly meetings of the board of directors of the Company (the “Board”), and you may attend or participate in management calls and general meetings of the Company at your sole discretion, it being understood that for any such monthly meetings, management calls or general meetings you may participate via a toll-free telephone number provided by the Company.  You shall also be available to answer any questions at the Annual General Meeting, if in attendance.  Further, additional meetings may be required if the Company is engaged in acquisitions, investments, or other corporate transactions.

2.

Term

Your appointment shall be in accordance with the terms of this Letter.  Your initial appointment shall be for twelve (12) months from June 4, 2014, the date on which you shall be appointed pursuant to the required Company resolution(s) (the “Appointment Date”).  The term of your appointment shall be for one (1) year.  This term shall be renewable upon ninety (90) days’ notice by a majority of the Board on the one-year anniversary of the date of your appointment or renewal, as applicable.  Your appointment may be terminated by either the majority of the Board or you, by giving not less than three (3) months’ written notice.  If your appointment is terminated pursuant to this Section 2, you shall not be entitled to any compensation other than any compensation to which you are entitled through the date that is three (3) months from the date of such written notice.  Additionally, in the event of termination pursuant to this Section 2, the Company shall reimburse you for expenses and fees that have accrued through the date of termination, including, without limitation, any expenses incurred in connection with any meetings, duties or responsibilities set forth in Section 1 hereof and any expenses and fees set forth in Section 4 hereof.

3.

Remuneration

In connection with your appointment, you will be paid Two Thousand Five Hundred Dollars ($2,500) per month by check (the “Compensation”). Your Compensation will be revisited and adjusted annually.

4.

Expenses and Fees

The Company shall reimburse you for the costs of all reasonable out-of-pocket expenses incurred by you in connection with your directorship of the Company and incurred while performing the Company’s business, including, without limitation, any (i) expenses incurred in connection with any meetings, duties or responsibilities set forth in Section 1 hereof, and (ii) expenses and fees (including legal counsel and/or independent advisers’ fees) set forth in this Letter, however, management of the Company must pre-approve any expenses in excess of One Thousand Dollars ($1,000), it being understood that any such pre-approval shall be provided within a reasonable amount of time and shall not be unreasonably withheld.

5.

Corporate Governance

5.1

Your role as non-executive director in securing good corporate governance is vital.  You will be primarily responsible for working for the Board, for its balance of membership (subject to Board and shareholder approval), for reasonably ensuring that all the relevant issues are on the agenda, and for reasonably ensuring that all directors, both executive and non-executive, are encouraged and enabled to play their full part in the activities of the Board. You should be able to distance yourself sufficiently from the day-to-day operations of the Company to reasonably ensure that the Board is in full control of the Company’s affairs and alert to its obligations to the Company’s shareholders.  You shall serve as a liaison with executive members of the Board to assist in the formulation of business strategy and development plans and the implementation and delivery of such business strategy and development plans.  Where appropriate, and with proper consultation with the Board, you shall represent the Company to investors, lenders, and outside parties.

5.2

You shall comply with all requirements, recommendations or regulations, as amended from time to time, of the Securities and Exchange Commission, the Financial Industry Regulatory Authority, and any other regulatory authorities relevant to the Company.

6.

Termination

Notwithstanding the provisions of Section 2 hereof, your appointment may be terminated, at the Company’s discretion, effective immediately by written notice by the Company, if you, at any time, are:

6.1

Not re-appointed as a director of the Company at the next Annual General Meeting; or

6.2

Retire by rotation and are not re-appointed as a director of the Company at the relevant Annual General Meeting; or

6.3

Commit any serious breach, or repeat (after previous written warning, which warning may be provided by electronic mail) of any breach, or are guilty of a continuing breach of any of the terms of this Letter; or

6.4

Guilty of any serious misconduct or (after previous written warning) willfully neglect in the discharge of your duties under this Letter; or

6.5

Declared bankrupt; or

6.6

Convicted of any criminal offense (except minor traffic violations), which the Board reasonably believes materially and/or adversely affects your ability to continue as a non-executive director of the Company; or

6.7

Disqualified or prohibited by law from serving as a director of any Company; or

6.8

Convicted of any offense relating to insider dealing or any serious breach of any of the laws or regulations listed in Section 5.2 hereof; or

6.9

The subject of, or cause the Company to be the subject of, a serious penalty or reprimand imposed by any regulatory authority by which the Company is governed or to which its activities are subject.

In the event of termination pursuant to this Section 6, the Company shall not be obligated to make any further compensation to you except any compensation to which you are entitled through the date of such termination.  Additionally, in the event of termination pursuant to this Section 6, the Company shall reimburse you for expenses that have accrued through the date of termination, including, without limitation, any expenses incurred in connection with any meetings, duties or responsibilities set forth in Section 1 hereof and any expenses and fees set forth in Section 4 hereof.

7.

Confidential Information

7.1

During the course of your appointment, from time to time, you are likely to obtain knowledge of trade secrets and other confidential information with regard to the business and financial affairs of the Company and its subsidiaries (together the “Group”) and its customers’ and suppliers’ details (the “Confidential Information”).  Accordingly, you shall not (except in the proper course of your duties hereunder) during your appointment, and at any time thereafter (such obligation continuing indefinitely), divulge any Confidential Information to any person, firm, corporation, or entity whomsoever other than as required by law or legal or similar proceedings, or as required to conduct the duties and responsibilities set forth in this Letter.  You shall use your best endeavors to prevent the unauthorized publication or disclosure of Confidential Information, and shall not use for your own purposes, or for any purposes other than those of the Company Confidential Information (which may come to your knowledge during or in the course of the appointment hereunder or your employment with any subsidiary of the Company).  Such Confidential Information shall, without limitation, be deemed to include the following:

7.1.1

Any knowledge or information relating to any trade secret, process, invention, or concerning the business or finances of the Group or any dealings relating thereto;

7.1.2

Transactions or affairs of any of the Group, or of any officers, directors, shareholders, or employees of the Group, or any other information of a confidential character (including such information belonging to or relating to any third party);

7.1.3

Any information concerning the structure and format of the Group’s products, promotions, and services;

7.1.4

Any confidential business methods of the Group;

7.1.5

Any confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or customers of the Group;

7.1.6

Any confidential client or customer lists of the Group; and

7.1.7

Any document or data of the Group marked confidential or which you might reasonably expect to be of a confidential nature.

7.2

All articles, notes, sketches, computer programs, plans, memoranda, records, and any other documents (whether in hard or electronic form) or copies thereof provided to, created or used by you in relation to any Confidential Information shall be and remain the property of the Company, or the relevant subsidiary of the Company, and shall be delivered together with all copies thereof, to the Company or as it shall direct from time-to-time, on demand or immediately when you cease to be a director of the Company.

7.3

The obligations in this Section 7 shall not apply to information that is in the public domain other than by reason of breach of this Section 7.

7.4

Your obligations under this Section 7 shall, with respect to each subsidiary of the Company, constitute a separate and distinct covenant in respect of which you hereby covenant with the Company as trustee for each such other company.

7.5

Each of the sub-paragraphs of this Section 7 shall be separate, distinct, and severable from each other.  In the event that any of the sub-paragraphs is held void but would be valid if any part of the wording thereof were deleted, such restriction shall apply with such deletions as may be necessary to make it valid and effective.

8.

Outside Interests

It is understood that you have business interests other than those of the Company.  The Company recognizes that this fact is of substantial benefit to the Company and enables you to contribute to the Board through your other business interests.  In the event that, through your other business interests, you become aware of a potential conflict of interest with your position with the Company, you should notify the Board.  The Board may then seek to exclude you from its discussions on such matters until the potential conflict of interest has been resolved.  Please write to the Company’s chairman of the Board as soon as realized to disclose your business interests.  In such event, you should disclose any of your or your family’s business interests of which both you and the Company will need to be aware in order to avoid any unintentional conflicts of interest and in order to comply with the relevant statutory requirements.

9.

Professional Advice

Occasions may arise when you consider that you need professional advice in connection with the performance of your duties as a non-executive director of the Company.  You may consult with the Company’s advisers for this purpose.  Circumstances may also occur when it may be appropriate for you to seek such advice from independent advisers at the Company’s expense.  Such circumstances would be unusual and, if possible, the members of the Board, or the secretary of the Company, should be referred to first.  You should raise the matter with the other members of the Board before incurring any Company liability for any fees.

10.

Indemnification

The Company agrees to indemnify you and hold you harmless against any and all loss, liability, claim, damage and expense including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing for or defending against any litigation, or claims commenced or threatened, arising out of any action between the Company or any third-party and you resulting from any misrepresentation or misconduct, fraud or other malfeasance on the part of the Company in connection with any acts or omissions it performs.  The Company shall maintain directors and officers liability insurance, with terms reasonably acceptable to you during your term as a member of the Board.

This Letter shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of Delaware.  Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of Delaware.

If you agree to the terms of this Letter, please sign below to signify your acceptance and agreement to the above terms of your appointment.

I look forward to working with you.

Sincerely,

WESTCOTT PRODUCTS CORPORATION

/s/

E. Will Gray II

Chief Executive Officer and Director

ACKNOWLEDGMENT

I acknowledge receipt of this Letter, and confirm my agreement to the terms of the appointment as set forth therein.

By:	/s/
Clarence Cottman III

4